NATIONAL R.V. HOLDINGS INC.

FOR IMMEDIATE RELEASE                                              Contact:
                                                                     Donna Dolan
                                                         Investor Relations
                                                                    800.322.6007
                                                                     ir@nrvh.com


          National R.V. Holdings, Inc. Sets Date for Its Second Quarter
                      Earnings Release and Conference Call

            -- Revises Previously Announced Tax Valuation Reserve --

Perris, California, August 5, 2005 -- National R.V. Holdings, Inc. (NYSE: NVH) will announce its second quarter financial results on August 16, 2005 before the open of the U.S. financial markets. In connection with this announcement, National R.V. Holdings' management team will host a live audio webcast to discuss its second quarter financial results and recent events.

The webcast of the conference call will be held on August 16, 2005 at 7:00 a.m., PDT (10:00 a.m. EDT). To listen to the conference call via the Internet, please visit National R.V. Holdings' website at www.nrvh.com at least 10 minutes prior to the start of the call in order register, download and install any necessary software.

     Additionally, the Company announced today that the amount of a tax valuation allowance established against its deferred tax asset has been revised. The Company previously reported that it will record a non-cash charge of $8.0 million to establish a full valuation allowance against its December 31, 2004 net deferred tax asset. The $8.0 million charge represented a full valuation reserve on the tax benefit from the net operating loss carryforward. After further analysis by the Company, the amount of the non-cash charge has been adjusted to $11.1 million and includes all of the Company's net deferred tax assets and deferred tax liabilities as of December 31, 2004.

About National R.V. Holdings

National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc. (CCI), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Sea Breeze, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, Lexa and Magna, and bus conversions under the Country Coach Prevost brand.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or any failure to implement required new or improved controls; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.